Exhibit 99.2

Hecla Declares Silver-Linked and Regular Dividends and Announces Stock Repurchase Program

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--May 8, 2012--Hecla Mining Company (NYSE:HL) is pleased to announce its Board of Directors has declared the third consecutive quarterly dividend of $0.0225 per share of common stock for a total amount of approximately $6.4 million.

The Company’s Board of Directors has also approved a stock repurchase program. Under the program, Hecla is authorized to repurchase up to 20 million shares of its outstanding common stock from time to time, with the purchases expected to occur over the next 24 months.

“Our Board’s action to declare the third consecutive silver-linked dividend, continue our regular quarterly dividend, as well as approve a stock repurchase program, reflects Hecla’s excellent operating margin and strong financial position,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “We believe our cash balances and ongoing cash flow generation allows Hecla to deliver shareholder value in three ways: by growing production 50% over the next five years, paying dividends and repurchasing shares.”

Any purchases made under Hecla’s repurchase program may be made from time to time in open market or privately negotiated transactions, upon such terms as the Company deems appropriate, commencing at the conclusion of its current quarterly blackout period. All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors. Hecla intends to comply with Rule 10b-18 under the Securities Exchange Act of 1934. In the future, repurchases of common stock may be made under a Rule 10b5-1 trading plan. This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company. The repurchase program may be modified, suspended or discontinued at any time. The Company currently has approximately 285 million common shares outstanding.

Third Consecutive Silver-linked Dividend and Regular Dividend

The dividend is part of Hecla’s common stock dividend policy, which consists of a silver-linked dividend of $0.02 per share based on an average realized silver price of $36.59 for the first quarter of 2012, and a minimum annual dividend of $0.01 per share of common stock, payable quarterly.

The cash dividend is payable June 8, 2012, to common shareholders of record on May 30, 2012. There are approximately 285 million shares of common stock outstanding. Under Hecla’s silver price-linked dividend policy, it is expected that any quarterly common stock dividend declared by the Company will be based on Hecla’s average realized silver price for the preceding quarter. Realized prices are calculated by dividing gross revenues by the payable quantities of each metal included in concentrate and doré sold during the period. As noted above, the average realized silver price per ounce was $36.59 in the first quarter of 2012 compared to the average market price of $32.66 (London PM Fix). Any quarterly common stock dividend declared by Hecla will increase or decrease by $0.01 per share ($0.04 annually) for each $5.00 per ounce incremental increase or decrease in the average realized silver price in the preceding quarter.

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this new policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Preferred Dividend

The Board of Directors has also elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable July 2, 2012, to shareholders of record on June 15, 2012.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

CONTACT:
Hecla Mining Company
Jim Sabala, 208-209-1255
Sr. Vice President - CFO
Direct Main: 800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com